CONSENT OF INDEPENDENT ACCOUNTANTS
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We hereby consent to the incorporation by reference in this registration statement on Form N-1A of our report dated January 12, 2001 relating to the financial statements and financial highlights which appears in the December 31, 2000 Annual Report to Shareholders of FAM Value Fund and FAM Equity Income Fund, a series of Fenimore Asset Management Trust which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information.





PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, NY
April 27, 2001